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                                                                     EXHIBIT 4.1

                          SECURITIES PURCHASE AGREEMENT

         This Securities Purchase Agreement (this "AGREEMENT") is dated as of June 24, 2003, among Zix Corporation, a Texas corporation (the "COMPANY"), and the purchasers identified on the signature pages hereto (each, a "PURCHASER" and collectively, the "PURCHASERS").

         WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchasers, and the Purchasers, severally and not jointly, desire to purchase from the Company certain securities of the Company, as more fully described in this Agreement.

         NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

                  "ACTION" means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

                  "AFFILIATE" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

                  "BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

                  "CLOSING" means the closing of the purchase and sale of the Securities pursuant to Section 2.

                  "CLOSING DATE" means the date of the Closing.

                  "COMMISSION" means the Securities and Exchange Commission.

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                  "COMMON STOCK" means the common stock of the Company, $.01 par value per share, and any securities into which such common stock may hereafter be reclassified.

                  "COMMON STOCK EQUIVALENTS" means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

                  "COMPANY COUNSEL" means Weil, Gotshal & Manges LLP.

                  "EFFECTIVE DATE" means the date that the Registration Statement required by the Registration Rights Agreement is first declared effective by the Commission.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "INVESTMENT AMOUNT" means, with respect to each Purchaser, the investment amount indicated below such Purchaser's name on the signature page of this Agreement.

                  "LIEN" means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.

                  "PER UNIT PURCHASE PRICE" equals $3.67.

                  "PERSON" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

                  "PROCEEDING" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

                  "REGISTRATION STATEMENT" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Shares and the Warrant Shares.

                  "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and the Purchasers, in the form of Exhibit B.

                  "RULE 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

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                  "SECURITIES" means the Shares, the Warrants and the Warrant
Shares.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SHARES" means the shares of Common Stock issued or issuable to the Purchasers at the Closing pursuant to this Agreement.

                  "SUBSIDIARY" means any subsidiary of the Company that is required to be listed in Schedule 3.1(a).

                  "TRADING DAY" means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

                  "TRADING MARKET" means whichever of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market on which the Common Stock is listed or quoted for trading on the date in question.

                  "TRANSACTION DOCUMENTS" means this Agreement, the Warrants, the Registration Rights Agreement, the Transfer Agent Instructions and any other documents or agreements executed in connection with the transactions contemplated hereunder.

                  "TRANSFER AGENT INSTRUCTIONS" means the Company's Transfer Agent Instructions in the form of Exhibit C.

                  "WARRANTS" means the Common Stock purchase warrants, each in the form of Exhibit A, which are issuable to the Purchasers at the Closing.

                  "WARRANT SHARES" means the shares of Common Stock issuable upon exercise of the Warrants.

                                  ARTICLE II.
                                PURCHASE AND SALE

         2.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, the Shares and the Warrants representing such Purchaser's Investment Amount. The Closing shall take place at the offices of Bryan Cave LLP,

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1290 Avenue of the Americas, New York, NY 10104 on the date this Agreement is executed and delivered by the parties or at such other location or time as the parties may agree.

         2.2 Closing Deliveries. (a) At the Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:

                           (i)      a certificate evidencing a number of Shares
equal to such Purchaser's Investment Amount divided by the Per Unit Purchase Price, registered in the name of such Purchaser;

                           (ii)     a Warrant, registered in the name of such
Purchaser, pursuant to which such Purchaser shall have the right to acquire the number of shares of Common Stock equal to 20% of the quotient obtained by dividing such Purchaser's Investment Amount by $4.96;

                           (iii)    the legal opinion of Company Counsel, in
agreed form, addressed to the Purchasers;

                           (iv)     the Registration Rights Agreement duly
executed by the Company; and

                           (v)      the Transfer Agent Instructions executed by
the Company and delivered to and acknowledged by the Company's transfer agent.

                  (b) At the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following:

                           (i)      such Purchaser's Investment Amount, in
United States dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose; and

                           (ii)     the Registration Rights Agreement duly
executed by such Purchaser.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Purchaser:

                  (a) Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed in Schedule 3.1(a). Except as disclosed in
Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

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                  (b)      Organization and Qualification. Each of the Company
and each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and each Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in (i) an adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company's ability to perform on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a "MATERIAL ADVERSE EFFECT").

                  (c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                  (d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or
(iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses

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(ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

                  (e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements Registration Rights Agreement, (ii) the application(s) to the Nasdaq National Market for the listing of the Shares and Warrant Shares for trading thereon in the time and manner required thereby, (iii) the filing of a Form D with the Commission, and (iv) any notice filings required under applicable blue sky or state securities laws.

                  (f) Issuance of the Securities. The Securities have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants in order to issue the full number of Warrant Shares as are or may become issuable in accordance with the Warrants.

                  (g) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company is set forth in
Schedule 3.1(g). Except as set forth in Schedule 3.1(g), no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities and except as disclosed in Schedule 3.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as set forth in Schedule 3.1(g), the issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

                  (h) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the "SEC REPORTS" and, together with the Schedules to this

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Agreement, the "DISCLOSURE MATERIALS") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has delivered to the Purchasers a copy of all SEC Reports filed within the 10 days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto or, in the case of unaudited financial statements, as permitted by Rule 10-1 of Regulation S-X, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

                  (i) Press Releases. The press releases disseminated by the Company during the three (3) years preceding the date of this Agreement did not, when publicly released, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (j) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports or as specified in Schedule 3.1(j),
(i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than
(A) trade payables, accrued expenses or deferred income incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

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                  (k)      Litigation. There is no Action which (i) adversely
affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Except as specified in Schedule 3.1(k), neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

                  (l) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

                  (m)      Compliance. Neither the Company nor any Subsidiary
(i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

                  (n) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect ("MATERIAL PERMITS"), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

                  (o) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for Liens specified in Schedule 3.1(o) and such other Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such

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property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance.

                  (p) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the "INTELLECTUAL PROPERTY RIGHTS"). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. Except as set forth in the SEC Reports, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

                  (q) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

                  (r) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports or as specified in Schedule 3.1(r), none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                  (s) Internal Accounting Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for significant assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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                  (t)      Certain Fees. Except as specified in Schedule 3.1(t),
no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to written agreements executed by such Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

                  (u) Certain Registration Matters. Assuming the accuracy of the Purchasers' representations and warranties set forth in Section 3.2(b)-(f), no registration under the Securities Act is required for the offer and sale of the Shares and Warrant Shares by the Company to the Purchasers under the Transaction Documents. The Company is eligible to register the resale of its Common Stock for resale by the Purchasers under Form S-3 promulgated under the Securities Act. Except as specified in Schedule 3.1(u), the Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

                  (v) Listing and Maintenance Requirements. The Company has not, in the two years preceding the date hereof, received notice (written or oral) from the Nasdaq National Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the Nasdaq National Market. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Nasdaq National Market and no approval of the shareholders of the Company is required for the Company to issue and deliver to the Purchasers the maximum number of Securities contemplated by Transaction Documents.

                  (w) Investment Company. The Company is not, and is not an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  (x) Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company's issuance of the Securities and the Purchasers' ownership of the Securities.

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                  (y)      Disclosure. The Company confirms that neither it nor
any Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that the Company believes constitutes material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. Neither this Agreement nor any other Transaction Document contains any untrue statement of material fact concerning the Company, its Subsidiaries or this offer and sale of Securities, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

         3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants to the Company as follows:

                  (a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms.

                  (b) Investment Intent. Such Purchaser is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Purchaser's right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

                  (c) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises the Warrants it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

                  (d) Experience of such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such

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Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

                  (e) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

                  (f) Access to Information. Such Purchaser acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser's right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company's representations and warranties contained in the Transaction Documents.

The Company acknowledges and agrees that each Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

                                  ARTICLE IV.
                         OTHER AGREEMENTS OF THE PARTIES

         4.1      (a)      Securities may only be disposed of in compliance with
state and federal securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement, to the Company, to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

                  (b) Certificates evidencing the Securities will contain the following legend, so long as is required by this Section 4.1(b):

                  [NEITHER] THESE SECURITIES [NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES] HAVE [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON

                  AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

                  The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement or grant a security interest in some or all of the Securities and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser's expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

                  (c) Certificates evidencing the Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b)):
(i) while a registration statement (including the Registration Statement) covering the resale of such Shares and Warrant Shares is effective under the Securities Act, or (ii) following any sale of such Shares or Warrant Shares pursuant to Rule 144, or (iii) if such Shares or Warrant Shares are eligible for sale under Rule 144(k). The Company agrees that it will cause its counsel to issue any required legal opinions and directives to the Company's Transfer Agent to permit issuance of shares as described in this Section. Following the Effective Date or at such earlier time as a legend is no longer required for the Shares and Warrant Shares under this Section 4.1(c), the Company will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Company's transfer agent of a certificate representing Shares or Warrant Shares containing a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate representing such Shares or Warrant Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

         4.2 Furnishing of Information. As long as any Purchaser owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Purchaser owns Securities, if the Company is no longer subject to the periodic reporting requirements of the Exchange Act and the Securities are not then entitled to the benefits of Rule 144(k), it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c)(2) such information as is required for the Purchasers to sell the Shares and Warrant Shares under Rule 144.

         4.3 Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

         4.4 Subsequent Registrations. Other than the Registration Statement, prior to the Effective Date, the Company may not file any registration statement (other than on Form S-8) with the Commission with respect to any securities of the Company.

         4.5 Securities Laws Disclosure; Publicity. Within one Trading Day following the Closing Date, the Company shall issue a press release reasonably acceptable to the Purchasers disclosing the transactions contemplated hereby and file a Current Report on Form 8-K disclosing the transactions contemplated hereby. In addition, the Company will make such other filings and notices in the manner and time required by the Commission and the Trading Market on which the Common Stock is listed. Notwithstanding the foregoing, the Company shall not publicly disclose in writing the name of any Purchaser, or include the name of any Purchaser in any filing other than the Registration Statement or the exhibits to filings under the Exchange Act with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure.

         4.6 Indemnification of Purchasers. In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold the Purchasers and their directors, officers, shareholders, partners, employees and agents (each, a "PURCHASER PARTY") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation (collectively, "LOSSES") that any such Purchaser Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document; provided, that such indemnity (other than as to any indemnity called for under the Registration Rights Agreement or expenses due to be reimbursed in accordance with the following sentence of this Section) does not exceed, in the aggregate, the Investment Amount of such Purchaser. In addition to the indemnity contained herein, the Company will reimburse each Purchaser Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. Except as set forth above, the mechanics and procedures with respect to the rights and obligations under this Section 4.6 will be the same as those set forth in the Registration Rights Agreement.

         4.7      Certain Trading Restrictions.

         (a) Restrictions. So long as a Purchaser continues to hold any Securities acquired hereunder, such Purchaser will not, nor will it knowingly through its Affiliates, engage in any "short sales" (as defined in Rule 3b-3 promulgated under the Exchange Act) of the Common Stock (each a "SHORT SALE"), except on those days (each a "PERMITTED DAY") on which the aggregate short position with respect to the Common Stock of such Purchaser prior to giving effect to any Short Sales by such Purchaser on such Permitted Day does not exceed such Purchaser's Permitted Share Position (as defined below) on such Permitted Day; provided, however, that a Purchaser will only be entitled to engage in transactions that constitute Short Sales on a Permitted Day to the extent that following such transaction, the aggregate short position with respect to the Common Stock of such Purchaser does not exceed such Purchaser's Permitted Share Position. For purposes of this Section 4.7, a Purchaser's "PERMITTED SHARE POSITION" means, with respect to any date of determination, the number of shares of Common Stock owned by such Purchaser (including Shares) plus the maximum number of Warrant Shares then issuable (including as to portions of Warrants not yet exercised and without regard to any exercise caps or other exercise restrictions applicable to the Warrants) to such Purchaser.

         (b) Other Transactions Permitted. Subject to Section 4.7(a) and applicable securities laws, the Company acknowledges and agrees that nothing in this Section 4.7 or elsewhere in any Transaction Document prohibits any Purchaser from, and each Purchaser is permitted to, engage, directly or indirectly, in hedging transactions involving the Securities and the Common Stock (including, without limitation, by way of short sales, purchases and sales of options, swap transactions and synthetic transactions) at any time.

         4.8 Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

         4.9 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and does not have plans or intentions to redeem any Company equity or equity-equivalent securities with such proceeds.

                                   ARTICLE V.
                                  MISCELLANEOUS

         5.1 Fees and Expenses. At the Closing, the Company shall pay to Bryan Cave LLP $15,000 in connection with the preparation of the Transaction Documents (less any portion thereof previously paid), it being understood that Bryan Cave LLP has not rendered any legal advice to the Company in connection with the transactions contemplated hereby and that the Company has relied for such matters on the advice of its own counsel. Except as specified in the immediately preceding sentence and as contemplated in the Registration Rights Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Securities.

         5.2 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

         5.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

         If to the Company:      Zix Corporation
                                 2711 North Haskell Avenue
                                 Suite 2300 LB36
                                 Dallas, TX 75204
                                 Attn:  Chief Financial Officer
                                 Facsimile No.: (214) 515-7390

         With a copy to:         Weil, Gotshal & Manges LLP
                                 200 Crescent Court, Suite 300
                                 Dallas, Texas  75201
                                 Attn:  R. Scott Cohen, Esq.
                                 Facsimile No.: (214) 746-7777

         If to a Purchaser:      To the address set forth under such Purchaser's
                                 name on the signature pages hereof;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

         5.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each of the Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

         5.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

         5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the "Purchasers."

         5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.6.

         5.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "NEW YORK COURTS"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

         5.9 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Shares and Warrant Shares, as applicable.

         5.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

         5.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

         5.12 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

         5.13 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

         5.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

         5.15 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         5.16 Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other

Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                             SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

                                        ZIX CORPORATION

                                        /s/ Ronald A. Woessner
                                        ----------------------------------------
                                        Name:  Ronald A. Woessner
                                        Title: Senior Vice President

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                     SIGNATURE PAGES FOR PURCHASERS FOLLOW]

         IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

                                    Gryphon Master Fund, LP


                                    By: /s/ E.B. Lyon IV
                                        ----------------------------------------
                                        Name:  E.B. Lyon IV
                                        Title: Authorized Agent

                                    Investment Amount:   $1,499,998.73

                                    Address for Notice:  500 Crescent Court #270
                                                         Dallas, TX 75201
                                    Facsimile No.:       Tel: 214-871-6900
                                    Attn:                Fax: 214-871-6909

                                    DEEPHAVEN SMALL CAP GROWTH FUND, LLC

                                    By: /s/ Jim Korn
                                        ----------------------------------------
                                        Name:  Jim Korn
                                        Title: Chief Legal Counsel

                                    Investment Amount:   $500,000

                                    Address for Notice:  130 Cheshire Lane
                                                         Minnetonka, MN 55305

                                    Facsimile No.:       (952) 249-5320
                                    Attn:                Bruce Lieberman

                                    Vertical Ventures Investments, LLC

                                    By: /s/ Joshua Silverman
                                        ----------------------------------------
                                        Name:  Joshua Silverman
                                        Title: Manager

                                    Investment Amount:   $500,000.80

                                    Address for Notice:  641 Lexington Avenue,
                                                         26th Floor
                                                         New York, NY 10022
                                    Facsimile No.:       212-207-3454
                                    Attn:                Joshua Silverman

                                    Bonanza Master Fund Ltd.

                                    By: /s/ Brian Ladin
                                        ----------------------------------------
                                        Name:  Brian Ladin
                                        Title: Managing Director

                                    Investment Amount:   $500,000

                                    Address for Notice:  8235 Douglas, Suite 423
                                                         Dallas, TX 75225
                                    Facsimile No.:       214.853.5013
                                    Attn:                Brian Ladin

                                    LANGLEY PARTNERS, L.P.

                                    By: /s/ Jeffrey Thorp
                                        ----------------------------------------
                                        Name:  JEFFREY THORP
                                        Title: MANAGING PARTNER OF G.P.

                                    Address:       c/o Langley Capital, LLC 535
                                                   Madison Avenue, 7th Floor
                                                   New York, NY 10022
                                                   (212) 850-7528 Telephone
                                                   (212) 850-7589 Facsimile
                                                   jt@lcap.com

                                    Investment Amount:   $500,000

                                    ALPHA CAPITAL A.G.

                                    By: /s/  Konrad Ackermann
                                        ----------------------------------------
                                       Name:  Konrad Ackermann
                                       Title: Director


                                    Investment Amount:   $250,000

                                    Address for Notice:

                                    Pradafant 7, Furstentums 9490
                                    Vaduz Liechtenstein
                                    Facsimile No.:
                                    Attn:

                                    Superius Securities Group, Inc
                                    Money Purchase Plan

                                    By: /s/ James Hudgins
                                        ----------------------------------------
                                       Name: James Hudgins
                                       Title: Trustee


                                    Investment Amount:   $2,000,000

                                    Address for Notice:

                                    94 Grand Avenue
                                    Englewood, NJ 07631
                                    Facsimile No.: 201-568-9392
                                    Attn: James Hudgins

                                                               Execution Version

                   SCHEDULES TO SECURITIES PURCHASE AGREEMENT

         All capitalized terms used but not otherwise defined in the attached Schedules have the meanings given them in the Securities Purchase Agreement by and among Zix Corporation, a Texas corporation ("Company"), and each of the purchasers set forth on the signature pages thereto (the "Purchasers"), dated as of June 24, 2003 (the "Agreement"). Each of the disclosures set forth in the Schedules are made as an exception to the specified provision in the Agreement under which it is made. Disclosure of any matters in the Schedules should not be construed as indicating that such matter is necessarily required to be disclosed in order for any representation or warranty in the Agreement to be true and correct to the extent required in the Agreement.

                                                               Execution Version

                                 SCHEDULE 3.1(a)

                                  SUBSIDIARIES

ZixCorp Canada, Inc., a Canadian corporation

ZixIt.com, Inc., a Delaware corporation

ZixIt Management Services Corporation, a Delaware corporation (payroll entity)

ZixMail.com, Inc., a Delaware corporation

ZixMail Technology Company, a Delaware corporation

                                                               Execution Version

                                 SCHEDULE 3.1(g)

                                 CAPITALIZATION

As of the date hereof, the authorized capital stock of the Company consists of
(i) 175,000,000 shares of Common Stock, of which 21,178,722 shares are issued and outstanding, 8,541,563 shares are reserved for issuance pursuant to the Company's stock option plans, and 5,445,047 shares are issuable and reserved for issuance pursuant to securities (other than the Securities) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock, $1.00 par value, of which 819,886 shares have been designated Series A Convertible Preferred Stock, of which 616,667 are issued and outstanding, and 1,304,815 shares have been designated Series B Convertible Preferred Stock, of which 1,037,748 are issued and outstanding.

     1. There are options outstanding to employees, directors, and consultants and former employees, directors, and consultants to purchase an aggregate 7,123,124 shares of the Company's Common Stock at an average exercise price per share of $8.07 (exercise prices range from $2.50 to $73.75 per share), with expiration dates through 2013, of which approximately 4,733,522 option shares are currently exercisable.

     2. There are warrants outstanding held by approximately 68 persons/entities, who were investors in the Company's May 2000 equity financing, to purchase an aggregate 2,138,890 shares of the Company's Common Stock on the following terms:

         a. 1,222,223 warrant shares with an exercise price of $12.00 per share, expiration of 4/30/04, 100% exercisable.

         b. 916,667 warrant shares with an exercise price of $57.60 per share, expiration of 4/30/10, 100% exercisable.

     3. There are options outstanding to former third-party vendors to purchase an aggregate 179,722 shares of the Company's Common Stock at prices ranging from $7.94 to $80.00, with expiration dates through 2007.

     4. The Series A and Series B Convertible Preferred Stock shares (and related warrants) referred to above are convertible into 2,671,418 shares of the Company's Common Stock. The conversion and exercise price of these shares and warrants will be reduced and reset by a nominal amount, in accordance with a formula that is based upon the price per share of the Shares.

     5. There are currently exercisable warrants outstanding to the former convertible note holders to purchase an aggregate 455,017 shares of the Company's Common Stock at $5.00 per share, expiring in 2005. The exercise price of these warrants will reset to the price per share of the Shares.

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                                                               Execution Version

                                 SCHEDULE 3.1(j)

                                MATERIAL CHANGES

(i - iii)         None.

(iv - v) Effective May 19, 2003, 77,083 shares of Series A Convertible Preferred Stock were converted into 80,405 shares of the Company's Common Stock, and 129,718 shares of Series B Convertible Preferred Stock were converted into 128,864 shares of the Company's Common Stock in accordance with the terms of the respective securities. The Series A and Series B Convertible Preferred Stock shares carry a 6.5% dividend.

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                                                               Execution Version

                                 SCHEDULE 3.1(k)

                                   LITIGATION

The Company's President and CEO, John A. Ryan, is a defendant (in his capacity as a director and officer) in a securities related lawsuit, which arose while he was an officer and director of Entrust, Inc.

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                                                               Execution Version

                                 SCHEDULE 3.1(o)

                                      LIENS

The Company has pledged a $250,000 (plus accrued interest) certificate of deposit to support a credit card processing agreement with Bank of America.

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                                                               Execution Version

                                 SCHEDULE 3.1(r)

                   TRANSACTIONS WITH AFFILIATES AND EMPLOYEES

The Company is a party to severance agreements with various employees, including certain officers, which require the Company to pay approximately $3.4 million, in the aggregate, if within 180 days after the occurrence of a "change in control," the employment of such employees is terminated voluntarily, for cause, good reason or any other reason. For the purposes of these agreements, a "change of control" includes (i) any person or group of persons becoming the beneficial owners of 35% of the outstanding voting securities of the Company; (ii) mergers, consolidations and similar transactions; (iii) substantial asset sales by the Company; (iv) changes in the composition of the Company's board of directors;
(v) any event that the Company's board, in its sole discretion, determines to be a "change of control."

In September 2002, in exchange for $750,000 in cash, the Company issued to John
A. Ryan, the Company's chairman, president and chief executive officer, 189,205 shares of its Series A Convertible Preferred Stock and warrants to purchase 66,518 shares of its Common Stock. In connection therewith, Mr. Ryan received certain registration rights with respect to these shares.

In September 2002, in exchange for $2,000,000 in cash, the Company issued to Antonio R. Sanchez, Jr., a former director and approximate 12.6% shareholder of the Company, and related entities, 504,545 shares of its Series A Convertible Preferred Stock and warrants to purchase 177,381 shares of its Common Stock. In connection therewith, Mr. Sanchez received certain registration rights whereby he can demand the registration of up to 666,667 of previously owned shares.

In September 2002, in exchange for $3,450,000 in cash, the Company issued to George W. Haywood, a private investor and approximate 25.4% shareholder of the Company, 947,708 shares of its Series B Convertible Preferred Stock and warrants to purchase 304,986 shares of its Common Stock. In connection therewith, Mr. Haywood received certain registration rights whereby he can demand the registration of up to 1,333,333 of previously owned shares.

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                                                               Execution Version

                                 SCHEDULE 3.1(t)

                                  CERTAIN FEES

         A three percent (3%) fee will be paid with respect to amounts invested by the following persons:

     -   Bonanza Capital (and affiliates)

     -   Gryphon Capital (and affiliates)

     -   Langley Partners (and affiliates)

     -   Southwell Partners (and affiliates)

     -   Alpha Capital (and affiliates)

     -   Deephaven


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                                                               Execution Version

                                 SCHEDULE 3.1(u)

                          CERTAIN REGISTRATION MATTERS

In September 2002, in exchange for $2,000,000 in cash, the Company issued to Antonio R. Sanchez, Jr., a former director and approximate 12.6% shareholder of the Company, and related entities, 504,545 shares of its Series A Convertible Preferred Stock and warrants to purchase 177,381 shares of its Common Stock. In connection therewith, Mr. Sanchez received (i) certain registration rights whereby he can demand the registration of up to 666,667 of previously owned shares and (ii) piggyback rights if the Company fails to maintain effectiveness of any registration statement required to be filed pursuant to the foregoing registration rights.

In September 2002, in exchange for $3,450,000 in cash, the Company issued to George W. Haywood, a private investor and approximate 25.4% shareholder of the Company, 947,708 shares of its Series B Convertible Preferred Stock and warrants to purchase 304,986 shares of its Common Stock. In connection therewith, Mr. Haywood received (i) certain registration rights whereby he can demand the registration of up to 1,333,333 of previously owned shares and (ii) piggyback rights if the Company fails to maintain effectiveness of any registration statement required to be filed pursuant to the foregoing registration rights.

In August 1999, the Company issued to CStone Consulting, Inc. options to acquire 50,000 shares of the Company's Common Stock. In connection therewith, CStone received certain registration rights whereby it can demand the registration of the 50,000 vested shares.

The Company has issued to Henry Kuehne options to acquire 50,000 shares of the Company's Common Stock. In connection therewith, the first 25,000 vested shares have been registered with the Securities and Exchange Commission. Mr. Kuehne received certain registration rights whereby he can demand the registration of the remaining 25,000 vested shares.

                                                               Execution Version

                                  SCHEDULE 4.4

                            SUBSEQUENT REGISTRATIONS

                               See Schedule 3.1(u)